Exhibit 2.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of March 20, 2013, is made by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), ETE Sigma Holdco, LLC, a Delaware limited liability company and wholly owned subsidiary of ETE (“ETE Sigma” and, together with ETE, the “Contributing Parties”), Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), and Heritage ETC, L.P., a Delaware limited partnership and wholly owned subsidiary of ETP (“Heritage ETC” and, together with ETP, the “ETP Parties”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, ETE Sigma and Heritage ETC own 60% and 40% of all of the outstanding shares of common stock, par value $0.01 per share (“ETP Holdco Stock”), of ETP Holdco Corporation, a Delaware corporation (“ETP Holdco”), respectively;

WHEREAS, pursuant to this Agreement, ETE Sigma will contribute 60% of the ETP Holdco Stock (the “Interests”) to Heritage ETC in exchange for cash and the issuance by ETP of newly issued common units representing limited partner interests in ETP (the “ETP Units”) to ETE;

WHEREAS, Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP”), has agreed to waive the right to receive certain distributions in respect of the incentive distribution rights for a stipulated period; and

WHEREAS, in connection with the transactions contemplated by this Agreement, ETE and ETP propose to enter into (a) a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”) and (b) an amendment to that certain Shared Services Agreement dated as of August 26, 2005, as amended by the First Amendment dated as of May 26, 2010, substantially in the form attached hereto as Exhibit B (the “SSA Amendment” and, together with this Agreement and the Registration Rights Agreement, the “Transaction Documents”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CONTRIBUTION; CONSIDERATION; CLOSING

At the Closing (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall be completed as set forth below.

Section 1.1 Contribution of Interests. ETE Sigma shall contribute, assign and transfer the Interests to Heritage ETC (the “Contribution”) in exchange for cash and the issuance of the ETP Units as described in Section 1.2 hereof.

Section 1.2 Distribution of Cash and Issuance of ETP Units. As consideration for the Contribution, ETP shall:

(a) pay to ETE an amount in cash equal to $1,400,000,000 (the “Cash Consideration”) by wire or interbank transfer of immediately available funds to the account(s) specified by ETE; and

(b) issue (the “Issuance”) to ETE 49,484,102 newly issued ETP Units (the “Acquired ETP Units”).

If, between the date of this Agreement and the Closing (as hereinafter defined), the outstanding ETP Units shall have been changed into a different number of units or a different class of units by reason of any equity dividend, subdivision, reorganization, reclassification, recapitalization, equity split, reverse equity split, combination or exchange of units, or any similar event shall have occurred, then the number of ETP Units to be issued pursuant to clause (b) of this Section 1.2 shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 1.3 Distributions Relating to the Acquired ETP Units.

(a) The Parties agree that if the Closing (as hereinafter defined) occurs after the last day of the calendar quarter (the “Preceding Quarter”) immediately prior to the calendar quarter (the “Closing Quarter”) in which the Closing occurs but prior to the record date for the distribution in respect of the Preceding Quarter, then at Closing, the Cash Consideration shall be reduced by an amount equal to (i) the product of (x) the number of Acquired ETP Units by (y) $0.89375 (unless prior to Closing, ETP shall have declared its cash distribution in respect of the Preceding Quarter, in which event such number in this clause (y) shall be the cash distribution amount declared per ETP Unit) (such amount in clause (y) being referred to as the “Estimated Preceding Quarter Per Unit Distribution Amount”), plus (ii) the amount of incentive distributions to which ETE would be entitled with respect to the distributions made on the Acquired ETP Units based on the Estimated Preceding Quarter Per Unit Distribution Amount and plus (iii) the amount of distributions with respect to its Percentage Interest (as defined in the Second Amended and Restated Agreement of Limited Partnership of ETP (as amended to date, the “ETP Partnership Agreement”)) as Energy Transfer Partners GP, L.P. (“ETP GP”) would be entitled with respect to the distributions made on the Acquired ETP Units based on the Estimated Preceding Quarter Per Unit Distribution Amount (such aggregate amount in clause (i) , (ii) and (iii) being referred to herein as the “Estimated Preceding Quarter Distribution Amount”).

(b) If the Closing occurs within the period specified in Section 1.3(a), unless the actual declared per unit distribution in respect of the Preceding Quarter (the “Actual Preceding Quarter Per Unit Distribution Amount”) is used to determine the Estimated Preceding Quarter Per Unit Distribution Amount, then not later than the second business day following ETP’s declaration of its cash distribution in respect of the Preceding Quarter, ETP shall prepare and deliver to ETE a calculation of the Actual Preceding Quarter Distribution Amount (as defined below). Within two business days after such delivery, (i) if the Actual Preceding Quarter Distribution Amount exceeds the Estimated Preceding Quarter Distribution Amount, then ETE shall wire transfer in immediately available funds the amount of such excess

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to an account designated by ETP and (ii) if the Estimated Preceding Quarter Distribution Amount exceeds the Actual Preceding Quarter Distribution Amount, then ETP shall wire transfer in immediately available funds the amount of such excess to an account designated by ETE. For purposes of this Section 1.3(b), the “Actual Preceding Quarter Distribution Amount” means (x) the product of (A) the number of Acquired ETP Units multiplied by (B) the Actual Preceding Quarter Per Unit Distribution Amount, plus (y) the amount of incentive distributions which ETE received with respect to the distributions made on the Acquired ETP Units based on the Actual Preceding Quarter Per Unit Distribution Amount, plus (z) the amount of distributions with respect to its Percentage Interest which ETP GP received with respect to the distributions made on the Acquired ETP Units based on the Actual Preceding Quarter Per Unit Distribution Amount.

Section 1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas at such time, date and place as agreed to in writing by the Parties after all of the conditions set forth in Article 4 hereof (other than those conditions which by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES; DISCLAIMER

Section 2.1 Representations and Warranties of the Contributing Parties. Each Contributing Party hereby represents and warrants that:

(a) It is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws (as hereinafter defined) of the State of Delaware, with all requisite limited partnership or limited liability company power and authority, as applicable, to own its properties and assets and to conduct its business as presently conducted;

(b)(i) It has all necessary limited partnership or limited liability company power and authority, as applicable, to execute and deliver the Transaction Documents to which it is, or will be, a party and to consummate the Contribution, (ii) the execution, delivery and performance by it of Transaction Documents to which it is, or will be, a party and the consummation by it of the Contribution has been duly authorized by all necessary action on its part and (iii) no other action on its part is necessary to authorize the execution and delivery by it of the Transaction Documents to which it is, or will be, a party and the consummation of the Contribution. The Board of Directors of LE GP, LLC, a Delaware limited liability company and general partner of ETE, acting in accordance with the recommendation of the Conflicts Committee of the Board of Directors of LE GP, LLC, has approved the Transaction Documents and the Contribution. Each Transaction Document to which it is, or will be, a party has been, or will be, duly executed and delivered by each Contributing Party and, assuming due and valid authorization, execution and delivery hereof by the ETP Parties, is, or will be, the valid and binding obligation of such Contributing Party enforceable against such Contributing Party in accordance with its terms, except as may be limited by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”);

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(c) Except as set forth on Schedule 2.1, the execution, delivery and performance by it of the Transaction Documents to which it is, or will be, a party will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provisions of: (i) its certificate of limited partnership or certificate of formation, as applicable, or limited partnership agreement or limited liability company agreement, as applicable, or the certificate of incorporation or bylaws of ETP Holdco; (ii) any material lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; (iii) any material applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court (“Laws”); or (iv) any material provision of any material contract to which it is a party or by which its assets are bound;

(d) The Interests are duly authorized and validly issued in accordance with the certificate of incorporation and bylaws of ETP Holdco and are fully paid and non-assessable;

(e) ETE Sigma owns directly all of the Interests and has good and marketable title thereto, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims;

(f) There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person to acquire the Interests that has not been waived; and

(g) ETE is acquiring the Acquired ETP Units for its own account with the present intention of holding the Acquired ETP Units for investment purposes and not with a view to or for sale in connection with any public distribution of the Acquired ETP Units in violation of any federal or state securities Laws. ETE acknowledges that the Acquired ETP Units have not been registered under federal and state securities Laws and that the Acquired ETP Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

Section 2.2 Representations and Warranties of the ETP Parties. Each ETP Party hereby represents and warrants that:

(a) It is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite limited partnership power and authority to own, operate or lease its properties and assets and to conduct its business as presently conducted;

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(b) (i) It has all necessary limited partnership power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party and to consummate the Contribution and Issuance, (ii) the execution, delivery and performance by it of the Transaction Documents to which it is, or will be, a party and the consummation by it of the Contribution and Issuance has been duly authorized by all necessary action on its part and (iii) no other action on its part is necessary to authorize the execution and delivery by it of the Transaction Documents to which it is, or will be, a party and the consummation of the Contribution and Issuance. The Board of Directors of Energy Transfer Partners, L.L.C., a Delaware limited liability company (“ETP LLC”) and general partner of ETP GP, acting in accordance with the recommendation of the Conflicts Committee of the Board of Directors of ETP LLC, has approved the Transaction Documents and the Contribution and Issuance. Each Transaction Document to which it is, or will be, a party has been duly executed and delivered by each ETP Party and, assuming due and valid authorization, execution and delivery hereof by the Contributing Parties, is, or will be, the valid and binding obligation of such ETP Party enforceable against such ETP Party in accordance with its terms, except as may be limited by the Remedies Exception;

(c) The execution, delivery and performance by it of the Transaction Documents to which it is, or will be, a party will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provisions of: (i) its certificate of limited partnership or limited partnership agreement; (ii) any material lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; (iii) any material applicable Laws; or (iv) any material provision of any material contract to which it is a party or by which its assets are bound;

(d) Upon issuance, all of the Acquired ETP Units issued in the Issuance will be duly authorized, validly issued and outstanding, and will have been issued free of preemptive rights (other than as set forth ETP Partnership Agreement in compliance with Laws and the limited partnership agreement of ETP and fully paid (to the extent required under the ETP Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act);

(e) Heritage ETC is acquiring the Interests for its own account with the present intention of holding the Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Interests in violation of any federal or state securities Laws. Heritage ETC acknowledges that the Interests have not been registered under federal and state securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws; and

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(f) It has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership, or as a disregarded entity, as the case may be, and not as a corporation.

Section 2.3 Disclaimer of Warranties. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY ETP HOLDCO OR ETP AND THEIR RESPECTIVE SUBSIDIARIES, INCLUDING THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. THE ETP PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF ETP HOLDCO AND ITS SUBSIDIARIES, AND THEY ARE RELYING SOLELY ON THEIR OWN INVESTIGATION OF THE ASSETS OF ETP HOLDCO AND ITS SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE CONTRIBUTING PARTIES. THE CONTRIBUTING PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF ETP AND ITS SUBSIDIARIES, AND THEY ARE RELYING SOLELY ON THEIR OWN INVESTIGATION OF THE ASSETS OF ETP AND ITS SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE ETP PARTIES. NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF ETP HOLDCO OR ETP OR THEIR RESPECTIVE SUBSIDIARIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION SHALL SURVIVE THE CONTRIBUTION OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF ETP HOLDCO OR ETP AND THEIR RESPECTIVE SUBSIDIARIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

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ARTICLE III

COVENANTS AND AGREEMENTS

Section 3.1 Regulatory Approvals; Efforts.

(a) The Parties will cooperate with each other and use commercially reasonable efforts to obtain from any governmental, executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof (“Governmental Authority”) any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by this Agreement and the exhibits hereto and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) The Parties agree to cooperate with each other and use commercially reasonable efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement and the exhibits hereto.

Section 3.2 Further Assurances

(a) From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (i) to more fully assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) to more fully and effectively vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (iii) to more fully and effectively carry out the purposes and intent of this Agreement.

(b) Unless otherwise agreed in writing by the Parties, the Parties agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each Party will use its commercially reasonable efforts to (i) obtain timely all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Documents prior to the Closing and (ii) timely satisfy all of the conditions set forth in Article IV. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties hereto may reasonably request in connection with the foregoing.

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ARTICLE IV

CONDITIONS TO OBLIGATIONS

Section 4.1 Conditions to Obligation of the ETP Parties. The obligation of the ETP Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Contributing Parties set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(b) ETE shall have executed and delivered to the ETP Parties a counterpart to the Registration Rights Agreement;

(c) ETE shall have executed and delivered to the ETP Parties a counterpart to the SSA Amendment;

(d) ETE shall have caused to be delivered a duly executed amendment to the ETP Partnership Agreement, substantially in the form attached hereto as Exhibit C;

(e) the closing of the transactions contemplated by the Contribution Agreement, dated February 26, 2013 (the “SUGS Contribution Agreement”), by and among Southern Union Company, a Delaware corporation, Regency Energy Partners LP, a Delaware limited partnership, Regency Western G&P LLC, a Delaware limited liability company, and solely for the purposes of Section 5.9 and Section 5.16 thereof, ETP Holdco, and solely for the purposes of Section 5.16 and Section 5.20 thereof, ETE and ETP, and solely for the purposes of Section 2.4 thereof, ETC Texas Pipeline, Ltd., a Texas limited partnership, on substantially the terms set forth in the SUGS Contribution Agreement (the “SUGS Closing”); and

(f) no order, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and no civil, criminal or administrative actions, arbitrations, Governmental Authority information requests, formal complaints, suits, Governmental Authority investigations or similar proceedings (a “Proceeding”) by any Governmental Authority with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated by this Agreement.

Section 4.2 Conditions to Obligation of the Contributing Parties. The obligation of the Contributing Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the ETP Parties set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

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(b) ETP shall have executed and delivered to the Contributing Parties a counterpart to the Registration Rights Agreement;

(c) ETP shall have executed and delivered to the Contributing Parties a counterpart to the SSA Amendment;

(d) the SUGS Closing; and

(e) no order, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and no Proceedings by any Governmental Authority with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival of Representations and Warranties. The representations and warranties in this Agreement will survive the completion of the transactions contemplated hereby regardless of any independent investigations that each Party may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of Closing. At the end of such period, such representations and warranties will terminate, and no claim may be brought by any Party thereafter in respect of such representations and warranties.

Section 5.2 Tax Matters.

(a) Except with respect to any transfer of money or other consideration from ETP to ETE during the two-year period following the Closing that is treated as part of a sale of property under Treasury Regulations Section 1.707-3(a), including, if applicable, any cash paid by ETP to ETE pursuant to Section 1.2(a) hereof, the parties to this Agreement intend that the Contribution qualify as an exchange to which Section 721(a) of the Code applies and agree to file all federal (and, to the extent applicable, state and local) income tax returns in a manner consistent with such treatment.

(b) ETP shall pay any and all transfer, stamp, documentary, sales, use, registration, value-added and other similar taxes (including all applicable real estate transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay all documentary, filing, recording, transfer, deed, and conveyance fees required in connection therewith.

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Section 5.3 Headings; References, Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 5.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 5.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 5.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 5.7 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (each, an “Action”), shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Action (and each agrees that no such Action shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action in (i) the Delaware Court of Chancery, or (ii) any state appellate court within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Action brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non-appealable judgment against a Party in connection with any Action shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

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Section 5.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 5.9 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

Section 5.10 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 5.11 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 5.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the jurisdiction provided in Section 5.7. The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.12 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

ETE SIGMA HOLDCO, LLC

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P. ,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Martin Salinas, Jr.
Name:	Martin Salinas, Jr.
Title:	Chief Financial Officer

HERITAGE ETC, L.P.

By:	Heritage ETC GP, L.L.C., its general partner

By:	/s/ Martin Salinas, Jr.
Name:	Martin Salinas, Jr.
Title:	Chief Financial Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Exhibit A

FORM OF REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

ENERGY TRANSFER EQUITY, L.P.,

AND

ENERGY TRANSFER PARTNERS, L.P.

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2013, by and between ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (“ETE”), and ENERGY TRANSFER PARTNERS, L.P., a Delaware limited partnership (“ETP”).

This Agreement is made in connection with the Closing of the issuance by ETP of newly issued common units representing limited partner interests in ETP (the “ETP Units”) to ETE pursuant to the Contribution Agreement, dated as of March [20], 2013, by and between ETE and ETP (the “Contribution Agreement”). ETP has agreed to enter into this Agreement for the benefit of ETE pursuant to the Contribution Agreement. In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement. The terms set forth below are used herein as so defined:

“Contribution Agreement” has the meaning specified therefor in the Recital of this Agreement.

“Covered ETP Units” means the ETP Units owned by ETE and its Affiliates (as defined in the Second Amended and Restated Agreement of Limited Partnership of ETP dated as of July 28, 2009, as amended), including the [•] ETP Units issued to ETE pursuant to the Contribution Agreement.

“Effectiveness Period” has the meaning specified therefore in Section 2.1(a) of this Agreement.

“Holder” means the record holder of any Registrable Securities.

“Losses” has the meaning specified therefor in Section 2.7(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“Registrable Securities” means the Covered ETP Units until such time as such securities cease to be Registrable Securities pursuant to Section 1.2 of this Agreement.

“Registration Expenses” has the meaning specified therefor in Section 2.6(a) of this Agreement.

“Selling Expenses” has the meaning specified therefor in Section 2.6(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Shelf Registration” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which ETP Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act), (c) such Registrable Security is held by ETP or one of its subsidiaries, or (d) such Registrable Security is eligible for resale under Rule 144(d) under the Securities Act.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Shelf Registration. As soon as practicable following the Closing of the issuance to ETE of the Covered ETP Units pursuant to the terms of the Contribution Agreement, but in any event within 90 days of the Closing, ETP shall prepare and file a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (the “Shelf Registration Statement”). ETP shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 180 days after the date of the Closing (the “Shelf Registration”). The Shelf Registration Statement filed pursuant to this Section 2.1(a) shall be on such appropriate registration form of the Commission as shall be selected by ETP; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify ETP in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, ETP shall use its commercially reasonable efforts to include such information in such a prospectus supplement. ETP will cause the Shelf Registration Statement filed pursuant to this Section 2.1(a) to be continuously effective under the Securities Act until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Delay Rights. Notwithstanding anything to the contrary contained herein, ETP may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if ETP (i) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of ETP would materially adversely affect ETP. Upon disclosure of such information or the termination of the condition described above, ETP shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.2 Underwritten Offering. In the event that a Selling Holder elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering, ETP shall enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.7, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities. In connection with any Underwritten Offering under this Agreement, ETP shall be entitled to select the Managing Underwriter or Underwriters. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, ETP to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with ETP or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to ETP and the Managing Underwriter; provided, however, that such withdrawal must be made up to and including the time of pricing of such offering to be effective. No such withdrawal or abandonment shall affect ETP’s obligation to pay Registration Expenses.

Section 2.3 Registration Procedures. In connection with its obligations contained in Section 2.1, ETP will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;

(b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;

(c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that ETP will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement, when the same has become effective, and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement, or the initiation of any proceedings for that purpose, or (iii) the receipt by ETP of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, ETP agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for ETP, dated the effective date of the closing under the underwriting agreement, and (ii) “comfort letters,” dated the pricing date of any underwritten offering and letters of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified ETP’s and any other required financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letters,” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) and as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in Underwritten Offerings of securities, and such other matters as such underwriters may reasonably request;

(h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and ETP personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that ETP need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with ETP;

(j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by ETP are then listed;

(k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of ETP to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

(m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

Each Selling Holder, upon receipt of notice from ETP of the happening of any event of the kind described in subsection (e) of this Section 2.3, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.3 or until it is advised in writing by ETP that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by ETP, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to ETP (at ETP’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.4 Cooperation by Holders. ETP shall have no obligation to include in the Shelf Registration Statement Registrable Securities of a Holder who has failed to timely furnish such information which, in the opinion of counsel to ETP, is reasonably required in order for the Shelf Registration Statement or any prospectus or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.5 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 90 calendar day period beginning on the date of a prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that (i) ETP gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on ETP or on the officers or directors or any other unitholder of ETP on whom a restriction is imposed.

Section 2.6 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to ETP’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for ETP, including the expenses of any special audits or “comfort letters” required by or incident to such performance and compliance. Except as otherwise provided in Section 2.7, ETP shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, ETP shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.

(b) Expenses. ETP will pay all Registration Expenses in connection with the Shelf Registration Statement filed pursuant to Section 2.1(a) whether or not the Shelf Registration Statement becomes effective or any sale is made pursuant to the Shelf Registration Statement. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.7 Indemnification.

(a) By ETP. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, ETP will indemnify and hold harmless each Selling Holder thereunder, its directors and officers of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that ETP will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless ETP, its directors and officers, and each Person, if any, who controls ETP within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from ETP to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.7. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.7 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 2.7 is held by a court or government agency of competent jurisdiction to be unavailable to ETP or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between ETP on the one hand and such Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of ETP on the one hand and of such Selling Holder on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of ETP on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.7 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, ETP agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding ETP available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

(b) File with the Commission in a timely manner all reports and other documents required of ETP under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of ETP, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.9 Transfer or Assignment of Registration Rights. The rights to cause ETP to register Registrable Securities granted to ETE by ETP under this Article II may be transferred or assigned by ETE to one or more transferee(s) or assignee(s) of such Registrable Securities, provided that (a) each such transferee or assignee of such Registrable Securities receives at least $5,000,000 of the Covered ETP Units, (b) ETP is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee assumes in writing responsibility for its portion of the obligations of ETE under this Agreement.

Section 2.10 Information by Holder. Any Holder or Holders of Registrable Securities included in any registration shall promptly furnish to ETP such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as ETP may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

ARTICLE III

MISCELLANEOUS

Section 3.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

(a) if to ETE, at 3738 Oak Lawn Avenue, Dallas, Texas 75219,

(b) if to ETP, 3738 Oak Lawn Avenue, Dallas, Texas 75219, notice of which is given in accordance with the provisions of this Section 3.1.

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.

Section 3.2 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of ETE under this Agreement may be transferred or assigned by ETE only in accordance with Section 2.9.

Section 3.4 Recapitalization, Exchanges, etc. Affecting the ETP Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of ETP or any successor or assign of ETP (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.5 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.8 Governing Law. The laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of laws.

Section 3.9 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by ETP set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by ETP and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.12 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P. ,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:
Name:	Kelcy L. Warren
Title:	Chief Executive Officer

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

Exhibit B

FORM OF

SECOND AMENDMENT

TO

SHARED SERVICES AGREEMENT

THIS SECOND AMENDMENT TO SHARED SERVICES AGREEMENT (this “Amendment”) is made and entered into as of [•], 2013, by and between ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (“ETE”), and ENERGY TRANSFER PARTNERS, L.P., a Delaware limited partnership (“ETP”).

Each of the parties to this Amendment is sometimes referred to individually in this Amendment as a “Party” and all of the parties to this Amendment are sometimes collectively referred to in this Amendment as the “Parties.”

Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Services Agreement (as defined below).

R E C I T A L S

WHEREAS, the Parties entered into to that certain Shared Services Agreement, dated as of August 26, 2005 (the “Services Agreement”);

WHEREAS, the Parties entered into a First Amendment to the Services Agreement, dated as of May 26, 2010 (the “Services Agreement”); and

WHEREAS, pursuant to Section 12.3 of the Services Agreement, the Parties desire to amend the Services Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Amendment and the Services Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby undertake and agree as follows:

A G R E E M E N T S

Section 1. Amendments to Services Agreement Provisions.

(a) Amendments to Exhibits. The Services Agreement is revised by attaching Annex A to this Amendment, “Holdco Services,” as Exhibit 7 to the Services Agreement.

(b) Amendments to Section 2.1. The first sentence of Section 2.1 of the Services Agreement is hereby amended and restated in its entirety as follows:

“Exhibits 1 through 7 attached to and made a part of this Agreement describe the services to be provided by ETP to ETE, as designated from time to time by ETE (the “Services”).”

(c) Amendment to Section 9.1. Section 9.1 of the Services Agreement is hereby amended to add the following sentence at the end of such section:

“The obligations of ETE set forth in Exhibit 7 shall survive the termination of the Services described therein and the termination of this Agreement.”

Section 2. Ratification of the Services Agreement. Except as otherwise provided in this Amendment, all of the terms, representations, warranties, agreements, covenants and other provisions of the Services Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 3. Entire Agreement; Supersedure. This Amendment, together with the Services Agreement, contains the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. No understanding, representation, promise, agreement, inducement or statement of intention, whether oral or written, has been made by either Party which is not embodied in or superseded by this Amendment or the Services Agreement, unless it is contained in a written amendment of the Services Agreement executed by the Parties after the execution and delivery of this Amendment, and no Party shall be bound by or liable for any alleged representation, promise, agreement, inducement or statement of intention not so set forth.

[Signature page follows]

2

ANNEX A

(see next page)

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EXHIBIT 7

TO

SHARED SERVICES AGREEMENT

CORPORATE BUSINESS DEVELOPMENT SERVICES (TRUNKLINE)

In accordance with Exhibit 2 to the Agreement, ETP provides certain corporate business development services to ETE. In connection with the provision of such corporate business development services for Trunkline LNG and the conversion of the Trunkline gas pipeline, ETE will pay a $20 million annual fee to ETP for 3 years, which annual fee will be fixed for the three-year period. ETP shall not allocate overhead or similar charges to ETE, and ETE shall not be obligated to reimburse ETP for any internal overhead or other costs, relating to such corporate business development services that are not actual and direct out-of-pocket expenses of ETP. ETE may, however, reimburse ETP for actual and direct out-of-pocket expenses relating to such corporate business development services if not otherwise paid.

Payments by ETE shall be made quarterly in equal installments of $5 million, with the first payment to be made on [•], 2013. Such fee shall be in addition to any other fee owed to ETP pursuant to the Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:
Name:	Martin Salinas, Jr.
Title:	Chief Financial Officer

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

[Signature Page to Amendment No. 2 to Shared Services Agreement]

Exhibit C

Form of ETP Partnership Agreement Amendment

FORM OF

AMENDMENT NO. 3 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

[•], 2013

This Amendment No. 3 (this “Amendment No. 3”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012 and Amendment No. 2 thereto dated as of October 5, 2012 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of [•], 2013, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Unitholders in any material respect; and

WHEREAS, pursuant to Section 6.1(a)(iv) of the Fourth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Energy Transfer Partners, L.L.C., the general partner of the General Partner (“GP LLC”), Energy Transfer Equity, L.P. (“ETE”), as the sole member of GP LLC, has the exclusive authority to determine whether to amend, modify or waive any rights relating to the assets of the GP LLC or the General Partner (including the decision to amend or forego distributions in respect of the Incentive Distribution Rights) as contemplated by Section 1(b) of this Amendment No. 3, and ETE has consented in writing to such amendment;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments.

(a) Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

EXHIBIT C

(i)	“Audit Committee” means a committee of the Board of Directors composed entirely of two or more directors who are neither officers nor employees of the General Partner or officers, directors or employees of any Affiliate of the General Partner.

(ii)	“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers if the General Partner is a corporation or limited liability company, or, if the General Partner is a limited partnership and its general partner is a corporation or limited liability company, the board of directors or board of managers of the general partner of the General Partner.

(iii)	“Conflicts Committee” means either the Audit Committee or a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership other than Common Units, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder by the National Securities Exchange on which the Common Units are listed or admitted for trading.

(iv)	“Holdco Contribution Units” means the 49,484,102 Common Units issued to Energy Transfer Equity, L.P. in connection with the Holdco Transaction.

(v)	“Holdco Transaction” means the contribution by ETE Sigma Holdco, LLC of its 60% interest in ETP Holdco to Operating Partnership pursuant to the Contribution Agreement by and among Energy Transfer Equity, L.P., ETE Sigma Holdco, LLC, the Partnership and Operating Partnership.

(vi)	“Indemnitee” means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a director, officer, employee, agent or trustee of the Partnership, the Operating Partnership or any other Subsidiary, (c) any Person who is or was an officer, director, employee, agent or trustee of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

(vii)	“Initial Holdco Reduction Period” has the meaning assigned to such term in Section 6.4(d).

(viii)	“Second Holdco Reduction Period” has the meaning assigned to such term in Section 6.4(d).

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(b) Section 6.4 is hereby amended by adding a new subsection (d) to such Section:

“(d) Notwithstanding anything to the contrary in this Section 6.4, and without limiting the provisions of Subsections 6.4(b) and 6.4(c), (i) for a period of eight consecutive Quarters commencing with the Quarter during which the consummation of the Holdco Transaction occurs (the “Initial Holdco Reduction Period”), aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be computed without regard to the distributions made with respect to the Holdco Contribution Units with respect to such Quarter and (ii) for a period of eight consecutive Quarters commencing with the first Quarter subsequent to the completion of the Initial Holdco Reduction Period (the “Second Holdco Reduction Period”), aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be computed without regard to the distributions made with respect to 50% of the Holdco Contribution Units with respect to such Quarter.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partner, L.L.C.,
its general partner

By:
Name:
Title:

[Signature Page to Amendment No. 3 to ETP Partnership Agreement]